EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harbinger Group Inc.:

We consent to the use of our reports dated November 27, 2013, with respect to the balance sheets of Harbinger Group Inc. and subsidiaries (the Company) as of September 30, 2013 and September 30, 2012 and the related consolidated statements of operations, comprehensive income, permanent equity, and cash flows for each of the years in the three-year period ended September 30, 2013 and the related financial statement schedules, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2013, incorporated by reference in the prospectus, which is part of this registration statement on Form S-3, and to the reference to our firm under the heading “Experts” in such prospectus.

Our report on the consolidated financial statements refers to a change in accounting principle related to the presentation of tax withholdings on share-based payment awards paid to a taxing authority on behalf of an employee from an operating activity to a financing activity in the consolidated statements of cash flows for all periods presented.

Our report on the effectiveness of internal control over financial reporting as of September 30, 2013, contains an explanatory paragraph stating that management excluded from its assessment the residential hardware and home improvement business acquired from Stanley Black & Decker, Inc in 2013.

/s/ KPMG LLP

New York, New York

December 11, 2013